Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2021, with respect to the consolidated financial statements included in the Annual Report of MTBC, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of MTBC, Inc. on Form S-3 (File No. 333-232493) and Forms S-8 (File No. 333-203228, 333-217317, 333-226685 and File No. 333-239781).

/s/ GRANT THORNTON LLP

Iselin, New Jersey
February 25, 2021